Exhibit 99.2

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Nevsun Resources Ltd. The information contained in this advertisement is a summary only. The Offer (as defined herein) is made solely by the Offer and Circular (as defined herein), and any amendments, supplements or modifications thereto (collectively, the “Offer Documents”), all of which are incorporated herein by reference. The Offer Documents contain important information that Shareholders (as defined herein) are urged to read in their entirety before making any decision with respect to the Offer.

July 26, 2018

1172628 B.C. LTD.

a wholly owned subsidiary of

LUNDIN MINING CORPORATION

NOTICE OF OFFER TO PURCHASE

all of the outstanding common shares of

NEVSUN RESOURCES LTD.

for consideration per common share of

C$4.75 in cash

1172628 B.C. Ltd. (the “Offeror”), a wholly-owned subsidiary of Lundin Mining Corporation (“Lundin Mining”), is commencing an offer (the “Offer”) to purchase all of the outstanding common shares (the “Nevsun Shares”) of Nevsun Resources Ltd. (“Nevsun”), together with the associated rights (the “SRP Rights”) issued under the shareholder rights plan of Nevsun dated June 8, 2011, which includes Nevsun Shares that may become issued and outstanding after the date of the Offer but prior to the expiry time of the Offer upon the exercise, conversion or exchange of any securities of Nevsun that are exercisable for, convertible into or exchangeable for Nevsun Shares (“Convertible Securities”), for C$4.75 in cash for each Nevsun Share (the “Offer Consideration”). The Offer, which is subject to certain terms and conditions, is set forth in the offer to purchase and related take-over bid circular dated July 26, 2018 (the “Offer and Circular”), a copy of which is being filed with the securities regulatory authorities in Canada and with the United States Securities and Exchange Commission and which should be made available by such authorities through the Internet at www.sedar.com and www.sec.gov, respectively.

The Offer will be open for acceptance until 5:00 p.m. (Toronto time) on November 9, 2018 (the “Expiry Time”), unless the Offer is abridged or extended (in which case the term “Expiry Time” will mean the time and date at which the Offer expires) or it is withdrawn.

Holders of Nevsun Shares (“Shareholders”) depositing Nevsun Shares will be deemed to have deposited all SRP Rights associated with such Nevsun Shares. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offeror will be allocated to the SRP Rights.

The Offer is not conditional on the Offeror or Lundin Mining securing financing. The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at the Expiry Time or such earlier or later time during which Nevsun Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension thereafter, which include: (i) there having been validly deposited under the Offer, and not withdrawn, that number of Nevsun Shares, together with the associated SRP Rights, representing more than 50% of the outstanding Nevsun Shares (the “Statutory Minimum Condition”), excluding those Nevsun Shares beneficially owned, or over which control or direction is exercised, by the Offeror, Lundin Mining or by any person acting jointly or in concert with the Offeror, which is a non-waivable condition; (ii) there having been validly deposited under the Offer and not withdrawn that number of Nevsun Shares, together with the associated SRP Rights, representing at least 66 2/3% of the outstanding Nevsun Shares (calculated on a fully diluted basis), excluding Nevsun Shares held by the Offeror or Lundin Mining, if any; (iii) certain government and regulatory approvals having been obtained and/or waiting periods expired that the Offeror considers necessary or desirable in connection with the Offer; and (iv) there not having occurred, prior to the Expiry Date, a Material Adverse Effect (as defined in the Offer and Circular) with respect to Nevsun. These and other conditions of the Offer are fully described in the Offer and Circular.

Subject to the terms and conditions of the Offer, the Offeror will take up the Nevsun Shares immediately following the Expiry Time and pay for the Nevsun Shares deposited under the Offer as soon as possible, but in any event not later than three Business Days (as defined in the Offer) after taking up such Nevsun Shares.

Subject to applicable laws, the Offeror reserves the right to withdraw, vary the terms of, extend, or terminate the Offer and to not take up and pay for any Nevsun Shares deposited to the Offer unless each of the conditions of the Offer (other than the Statutory Minimum Condition, which cannot be waived) is satisfied or waived at or prior to the Expiry Time.

The Nevsun Shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol “NSU” and the NYSE American under the symbol “NSU”. The Offer represents a significant premium of 82% to the closing price of C$2.61 per Nevsun Share on the TSX as of February 6, 2018, the date of Lundin Mining’s first offer to Nevsun. The Offer also represents a significant premium of 33% to the closing price of C$3.58 per Nevsun Share as of April 30, 2018, the date of Lundin Mining’s previously announced public proposal to Nevsun and a 42% premium to the volume weighted average trading price of C$3.35 per Nevsun Share on the TSX over the 20 trading days ended April 30, 2018.

The receipt of cash for Nevsun Shares pursuant to the Offer may be a taxable transaction for Canadian and U.S. federal income tax purposes. Shareholders should carefully review the Offer and Circular in this respect and, as necessary, consult their own tax advisors for advice regarding the income tax consequences of the Offer to them.

The Offeror has requested the use of Nevsun’s shareholder list and security position listings for the purpose of disseminating the Offer and Circular to Shareholders. When that information is provided, the Offer and Circular and other relevant materials will be mailed to registered Shareholders and the Offeror will use its reasonable efforts to furnish such documents to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear on Nevsun’s shareholder list or who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners.

The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Offer is being made for the securities of a Canadian issuer and the Offer is subject to Canadian disclosure requirements. Shareholders should be aware that such disclosure requirements are different from those of the United States.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Nevsun Shares and is not made for any Convertible Securities. Any holder of such Convertible Securities who wishes to accept the Offer should, to the extent permitted by the terms of the Convertible Security and applicable Law, exercise, convert or exchange such Convertible Securities in order to obtain certificates or DRS Statements representing Nevsun Shares and deposit those Nevsun Shares under the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such Convertible Securities will have certificate(s) or DRS Statement(s) representing the Nevsun Shares issuable upon such exercise, conversion or exchange in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures for guaranteed delivery.

Questions and requests for assistance or additional copies of the Offer Documents may be directed to:

The Information Agent and Depositary for the Offer:

Kingsdale Advisors

130 King Street West, Suite 2950

Toronto, ON M5X 1E2

North American Toll Free: 1-866-851-3214 or

Outside North America: 1-416-867-2272

Email: contactus@kingsdaleadvisors.com

THIS SUMMARY ADVERTISEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE OFFER DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE.

Any questions and requests for assistance may be directed by Shareholders to the Information and Depositary at its telephone numbers and location set out above. Shareholders may also contact their broker, investment dealer, bank, trust company or other intermediary for assistance concerning the Offer.